Exhibit 11


MILLER BUILDING SYSTEMS, INC.
AND SUBSIDIARIES

             Statement Regarding Computation of Per Share Earnings


                                                       Twelve Months Ended
                                                       July 1,       July 2,
                                                        1995          1994

   Calculation of primary earnings
    per common share:

    Net income                                       $  319,912   $  311,860
                                                     ==========   ==========
    Shares outstanding, net of
    treasury shares, at beginning of
    period                                            3,158,578    3,249,078

    Weighted average number of shares arising
    from the exercise of stock options                    4,507         -

    Additional shares assuming
    exercise as of the beginning of
    the fiscal year of dilutive stock
    options, based on the treasury
    stock method using the average
    market price for the period                          19,868       18,214

    Weighted average number of shares from
    the sale of treasury stock                           13,446         -

    Weighted average number of shares purchased
    as treasury stock                                   (66,192)     (69,871)
                                                     ----------   ----------
   Weighted average shares and
    equivalent shares outstanding                     3,130,207    3,197,421
                                                     ==========   ==========

Primary earnings per share:                          $      .10   $      .10
                                                     ==========   ==========


Fully dilutive earnings per share do not differ from primary earnings per share.